                                                                    EXHIBIT 99.1


PRESS RELEASE
--------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

WEDNESDAY, JANUARY 31, 2001

CONTACT:  MARGARET K. DORMAN
          CHIEF FINANCIAL OFFICER
          (281) 443-3370


                    SMITH INTERNATIONAL, INC. REPORTS FOURTH
                     QUARTER EARNINGS OF 52 CENTS PER SHARE

     HOUSTON, Texas (January 31, 2001)... Smith International, Inc. (NYSE: SII;
PCX) today announced fourth quarter net income of $26.0 million, or 52 cents per share on a diluted basis, on revenues of $759.9 million. Due to the continuing improvement in worldwide drilling activity, the results were significantly above the prior year period which had net earnings of $6.3 million, or 13 cents per share on a diluted basis, on revenues of $537.9 million. Revenues grew 41 percent over the fourth quarter of 1999 as increased customer spending in all geographic regions, primarily the United States and Europe/Africa, benefited the reported results. Although base business growth accounted for the majority of the revenue increase, acquisitions completed during 2000 also had an impact. After excluding the effect of acquired operations, revenues were 33 percent above fourth quarter 1999 amounts. The internal growth related primarily to higher oilfield segment revenues, which were 40 percent above the prior year quarter and compared to a 25 percent increase in the average M-I worldwide rig count.

     For the year ended December 31, 2000, the Company reported net income of $72.8 million, or $1.45 per share on a diluted basis, on revenues of $2.8 billion. After excluding the impact of the non-recurring gain recorded in the prior year, net operating earnings for 1999 were $11.7 million, or 24 cents per share on a diluted basis, on revenues of $1.8 billion. The majority of the revenue increase was reported in the United States, Europe/Africa and Latin America and was attributable to improved activity levels. Excluding the impact of acquired and divested operations, revenues increased by 35 percent over the reported 1999 amounts.

     M-I's revenues were $348.4 million, an increase of 45 percent over the fourth quarter of 1999. The majority of the revenue growth was reported in the United States and Europe/Africa driven, in part, by the increased level of offshore-directed spending. Offshore revenues were 49 percent above the prior year quarter, which compares to a 22 percent increase in the average worldwide offshore rig count. On a product basis, improved sales of synthetic and completion fluids coupled with increased demand for solids-control equipment contributed the majority of the revenue growth. The Bolland and Sweco acquisitions, which were completed in the later half of the quarter, did not have a significant impact on the period's results. Excluding the impact of revenues from acquired operations, revenues were 41 percent higher than the prior year quarter.

     Smith Bits' revenues increased 41 percent from the comparable 1999 quarter to $92.7 million, with petroleum bit revenues exceeding the quarterly revenue peak experienced in the last cycle. Higher sales of petroleum three-cone and diamond drill bits in the United States and Canada accounted for over half of the revenue growth from the fourth quarter of 1999 reflecting a 28 percent increase in North American activity levels, continued product and service enhancements and pricing. Increased customer spending in the North Sea, West Africa and the Middle East also contributed to the revenue increase over the fourth quarter of 1999.

     Smith Services reported revenues of $80.8 million, an increase of 33 percent over the prior year period. Approximately three-quarters of the revenue increase from the fourth quarter of 1999 was attributable to increased activity levels experienced in the North American market. The higher level of drilling jar rentals in the U.S. Gulf Coast area combined with increased demand for drilling and remedial products and services accounted for the majority of the revenue improvement. Smith Services' Directional Group, which generated revenues of $4.0 million during the quarter, was purchased by Ryan Energy Technologies earlier this month.

     Wilson's revenues were $238.0 million for the fourth quarter of 2000, 39 percent above fourth quarter 1999 levels. Just over half of the revenue increase was attributable to the impact of the Texas Mill acquisition which was completed in January 2000. The remainder of the increase reflects higher exploration and production company spending in North America which has favorably impacted volumes at Wilson's energy branches. Excluding the impact of the acquired Texas Mill operations, revenues increased 18 percent over the prior year period.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "I'm pleased with last year's results, but I'm more excited about our prospects for 2001. Excluding non-recurring items, we saw our operating margins double year-over-year evidencing the strong performance of our products and services and the impact of pricing. We are currently integrating several key acquisitions completed late in the fourth quarter into our M-I operations and expect to see a larger impact in the current quarter. Additionally, we'll finalize the Van Leeuwen transaction this week which will further strengthen the downstream and industrial sector of our Wilson supply-chain business."

     Loren Carroll, Executive Vice President, also noted that, "Our profitability levels continued to accelerate in the fourth quarter, as improved pricing impacted the financial results. On a sequential quarter basis, our operating earnings increased 21 percent on revenue growth of 6 percent. Additionally, our balance sheet and cash flows remain strong due to limited working capital growth. Although acquisitions completed during the year resulted in an increase in our debt levels, we have been able to finance the working capital and capital spending requirements associated with nearly a billion dollar increase in our business with less than $20 million of borrowings."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Three Months Ended
                                                                   December 31,             Year Ended December 31,
                                                            -------------------------     --------------------------
                                                               2000           1999           2000            1999
                                                            ----------     ----------     ----------     -----------
           Revenues ...................................     $  759,883     $  537,895     $2,761,014     $ 1,806,153

           Costs and expenses:
             Costs of revenues ........................        545,884        398,815      2,015,845       1,338,213
             Selling expenses .........................        113,290         88,907        415,448         310,818
             General and administrative expenses ......         32,165         23,376        119,579          82,886
             Goodwill amortization ....................          2,972          2,507         11,116           8,703
             Non-recurring items ......................             --             --             --         (83,999)
                                                            ----------     ----------     ----------     -----------
                  Total costs and expenses ............        694,311        513,605      2,561,988       1,656,621
                                                            ----------     ----------     ----------     -----------
           Income before interest and taxes ...........         65,572         24,290        199,026         149,532
           Interest expense, net ......................          8,818          7,585         34,895          38,773
                                                            ----------     ----------     ----------     -----------
           Income before income taxes and
             minority interests .......................         56,754         16,705        164,131         110,759
           Income tax provision .......................         18,779          5,821         54,998          47,865
                                                            ----------     ----------     ----------     -----------
           Income before minority interests ...........         37,975         10,884        109,133          62,894
           Minority interests .........................         11,946          4,605         36,333           6,170
                                                            ----------     ----------     ----------     -----------
           Net income .................................     $   26,029     $    6,279     $   72,800     $    56,724
                                                            ==========     ==========     ==========     ===========
           Earnings per share:
             Basic ....................................     $     0.52     $     0.13     $     1.47     $      1.17
                                                            ==========     ==========     ==========     ===========
             Diluted ..................................     $     0.52     $     0.13     $     1.45     $      1.15
                                                            ==========     ==========     ==========     ===========

           Weighted average shares outstanding:
             Basic ....................................         49,759         48,917         49,603          48,586
             Diluted ..................................         50,381         49,481         50,302          49,190

           OTHER DATA:
           Depreciation and amortization ..............     $   21,088     $   19,427     $   80,688     $    76,037
                                                            ==========     ==========     ==========     ===========
           Capital spending (a) .......................     $   27,802     $   15,114     $   94,581     $    57,174
                                                            ==========     ==========     ==========     ===========
           EBIT excluding minority interests (b) ......     $   50,508     $   17,448     $  151,836     $    55,314
                                                            ==========     ==========     ==========     ===========
           EBITDA excluding minority interests (b) ....     $   67,398     $   33,022     $  216,817     $   124,449
                                                            ==========     ==========     ==========     ===========

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $77.9 million and $38.9 million for years ended December 31, 2000 and 1999, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners. The amounts for the year ended December 31, 1999 also exclude the impact of non-recurring items.

                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)

                              THREE MONTHS
                           ENDED DECEMBER 31,
                         ---------------------
                           2000         1999
                         --------     --------
M-I ................     $348,351     $240,777

SMITH BITS .........       92,744       65,670

SMITH SERVICES .....       80,778       60,739

WILSON .............      238,010      170,709
                         --------     --------
TOTAL ..............     $759,883     $537,895
                         ========     ========

                          YEAR ENDED DECEMBER 31,
                         -------------------------
                            2000           1999
                         ----------     ----------
M-I ................     $1,236,999     $  842,214

SMITH BITS .........        328,192        240,109

SMITH SERVICES .....        289,935        227,216

WILSON .............        905,888        496,614
                         ----------     ----------
TOTAL ..............     $2,761,014     $1,806,153
                         ==========     ==========